Exhibit 10.2

June 7, 2018	Via Email Delivery

Glenn Hargreaves

1229 Kilrush Drive

Franklin, TN 37069

Dear Glenn:

I am pleased to confirm our employment offer for you to join QHCCS, LLC, an affiliate of Quorum Health Corporation (hereinafter referred to as either Quorum Health or Quorum) in the position of Senior Vice President and Chief Accounting Officer and Controller, reporting to Alfred Lumsdaine, Chief Financial Officer, beginning within 90 days of the date of this letter (precise start date to be confirmed by mutual agreement). The terms of your employment are summarized below.

Base Salary. $12,500.00 semi-monthly ($300,000.00 annualized) subject to required withholdings. Employees are paid on the 15lh and the last day of each month. Your first pay check will be a live check.

Incentive Bonus. You will be eligible to participate in the annual Incentive Bonus Plan which is designed to yield 40% of your earned base salary upon achievement of targeted objectives. Details regarding your bonus plan year objectives will be provided at a later date. While there is no guarantee of bonus, in order to be eligible for receipt of the incentive bonus, you must be employed by an affiliate of Quorum Health through December 31st of each respective calendar year.

Restricted Stock Grant. Subject to Board approval, and conditioned on your start of employment, you will be granted 75,000 shares of restricted stock (or restricted stock units, at the Board’s discretion) pursuant to the 2016 Stock Award Plan. 50% of the award is time-vested and vests in three equal installments beginning on the first anniversary of the date of the grant, and 50% of the award is performance-based and vests, if at all, over a two-year performance period based on the achievement of target metrics to be set by the Board in its discretion. Other restricted shares or restricted share units may be granted from time to time by the Board of Directors of Quorum Health or at the discretion of the Company President and CEO.

Job Description. Your signature on this offer letter indicates your acknowledgement that you have discussed the general requirements of the job.

First Day of Employment. Within 90 days of the date of this letter (precise date to be determined upon mutual agreement).

Benefits. Your employee benefits (group medical, dental, vision, supplemental life, flexible spending accounts, and 401(k) can begin the first of the month following one full month of employment subject to your enrollment decisions; plus you will be covered automatically under the company’s paid life and disability programs at that time. A summary of these benefits is enclosed.

Background Check. Employment with Quorum Health is contingent upon no inappropriate finding arising from your background check and references.

1573 Mallory Lane, Suite 100, Brentwood, TN 37027

Drug Screen. Quorum Health requires a post-offer drug screen. Agreement to participate in the company’s random drug screening program is mandatory and your acceptance of this offer is evidence of your agreement to participate.

At-will-employment. Quorum Health looks forward to a long and mutually beneficial working relationship with you. However, as is with all positions in Quorum, employment is for an indefinite duration and terminable at will, by either you or Quorum.

Immediate Action Item: Please email your signed acceptance signature page to my attention.

Sincerely,	Acknowledged and Agreed,

/s/ Alfred Lumsdaine	/s/ Glenn Hargreaves 8/8/18
Alfred Lumsdaine Date Signed Executive Vice President and CFO	Glenn Hargreaves Date Signed

1573 Mallory Lane, Suite 100, Brentwood, TN 37027